RUBY TUESDAY, INC.

EXECUTIVE SUPPLEMENTAL PENSION PLAN

(AMENDED AND RESTATED AS OF JANUARY 1, 2007)

TABLE OF CONTENTS

-i-

SECTION 1

INTRODUCTION

The purpose of the Plan, as originally effective May 27, 1983, and as more fully set forth herein, is to provide supplemental retirement benefits to Participants as part of an integrated executive compensation program. The Plan shall be maintained on an unfunded basis.

The Plan has been restated in its entirety as of January 1, 2007 primarily to amend the Plan to comply with, and make changes permitted by, the American Jobs Creation Act of 2004 and the rules and regulations promulgated thereunder.

The Company currently intends to maintain the Plan indefinitely. The Plan provides for each Plan Sponsor to pay its respective benefits and administrative costs from its general assets. The establishment of the Plan shall not convey rights to Participants or any other person which are greater than those of the general creditors of the Plan Sponsor.

The terms and conditions of participation and benefits under the Plan are determined exclusively by the provisions of this document. In the event of any conflict between the provisions of this document and any other description of the Plan, the provisions of this document control. The provisions of this document are generally effective as of January 1, 2007, except as otherwise provided herein. Certain historical provisions of the Plan are set forth in Appendix D.

SECTION 2

DEFINITIONS

As used in this Plan, the masculine pronoun shall include the feminine and the feminine pronoun shall include the masculine unless otherwise specifically indicated. In addition, the following words and phrases as used in this Plan shall have the following meaning unless a different meaning is plainly required by the context:

(a)       “Accrued Benefit” refers to the annual retirement benefit to which a Participant would be entitled, determined pursuant to Section 4, based on his Final Base Salary and his Continuous Service as of his Separation from Service and assumed to commence on his Normal Retirement Date in the mode of a single-life annuity.

(b)       “Actuarial Equivalent” means a benefit of equivalent value, when computed on the basis of the same mortality table and the rate or rates of interest and/or empirical tables. The Plan Administrator shall establish the applicable mortality table, rate of interest and/or empirical table in its sole discretion. As of the effective date of this restatement of the Plan, the Plan Administrator shall determine whether a retirement benefit is the Actuarial Equivalent of another benefit by using the then current FAS 87 discount rate as used in the most recent plan valuation and reported in the 10-K and by applying the applicable FAS 87 mortality table. The Plan Administrator may change the table(s) and/or rate(s) of interest used in determining whether a benefit is the Actuarial Equivalent of another benefit. No Participant shall accrue a right to have any particular table or interest rate used in computing the value of his or her benefit and, therefore, differences in Actuarial Equivalent computations attributable to varying table(s) and/or rate(s) of interest shall not be deemed a part of a Participant’s Accrued Benefit.

(c)       “Affiliate” means (1) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor, (2) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor, (3) any other corporation, partnership or other organization which is a member of an affiliated service group (within the meaning of Code Section 414(m)) with a Plan Sponsor, and (4) any other entity required to be aggregated with a Plan Sponsor pursuant to regulations under Code Section 414(o).

(d)       “Annual Base Salary” refers to the base pay and sales commissions, if payable, received by a Participant from a Plan Sponsor during a calendar year, and excluding any amounts paid to him as overtime, bonuses, incentive compensation, and contributions to this or any other pension benefit plan to which a Plan Sponsor or Affiliate contributes directly or indirectly. Notwithstanding the foregoing, with respect to any period of an approved but unpaid leave of absence, the portion of the Participant’s Annual Base Salary that would have been paid during such leave shall be counted as Annual Base Salary.

(e)       “Board” refers to the Board of Directors of the Company, as duly constituted from time-to-time.

(f)        “Cause” means, with respect to a Participant’s Separation from Service with the Company or any of its Affiliates:

(1)       the Participant’s conviction of a felony;

(2)       conduct by the Participant constituting a willful refusal to perform any material duty assigned by the Board or any superior officer;

(3)       conduct by the Participant that amounts to fraud against the Company or any Affiliate;

(4)       a breach of the terms of any employment agreement between the Participant and the Company or any Affiliate; or

(5)       conduct by the Participant that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or any Affiliate.

(g)       “Code” means the Internal Revenue Code of 1986 and all regulatory guidance promulgated thereunder, as the same may be amended and modified from time to time.

(h)       “Company” refers to Ruby Tuesday, Inc., a Georgia corporation, or its successor in interest.

(i)        “Continuous Service” refers to the period of unbroken employment of an Eligible Employee with the Company or one or more of its Affiliates from his last date of employment. Notwithstanding the foregoing, Continuous Service of an Eligible Employee shall not be broken by and shall include the periods of:

(1)       any leaves of absence required to be granted pursuant to the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act;

(2)       his absence because of lay-off not in excess of one (1) years if the Eligible Employee returns to employment with the Company or an Affiliate when notified of his recall to work; and/or

(3)	any approved leave of absence, whether paid or unpaid.

Notwithstanding the foregoing, Continuous Service shall exclude:

(I)        any service prior to a Separation from Service performed by an employee whose Continuous Service has been broken because of a Separation from Service and who is thereafter reemployed by the Company or an Affiliate, in such case should any such employee become a Participant, he shall be deemed to be newly employed for all purposes of the Plan;

(II)      with respect to any Eligible Employee who first becomes a Participant in the Plan after December 31, 1993, any period of employment subsequent to such Eligible Employee’s participation in the Plan (A) during which the Eligible Employee no longer holds any one of the Qualifying Positions; (B) following three (3) consecutive Plan Years during which the Eligible Employee failed to earn an Annual Base Salary, plus bonus, of at least $120,000 (as adjusted in accordance with Section 3.1(a) below); or (C) from and after the date the Plan Administrator has expressly terminated an otherwise Eligible Employee’s participation in the Plan. An Eligible Employee who experiences a break in Continuous Service as described in this Section 2(i)(II) who again becomes a Participant or who is reinstated by action of the Plan Administrator shall have his periods of Continuous Service aggregated for purposes of calculating his Accrued Benefit, but in no event shall such aggregated periods of Continuous Service include periods during which the otherwise Eligible Employee no longer holds any Qualifying Position; any period of employment following a three-consecutive Plan Year period during which the otherwise Eligible Employee failed to earn at least $120,000 (as adjusted in accordance with Section 3.1(a) below); or after the date the Eligible Employee’s participation in the Plan has been expressly terminated by the Plan Administrator; and

(III)     with respect to Eligible Employees who were Participants in the Plan prior to January 1, 1994, Continuous Service shall not include any period of employment subsequent to an Employee’s participation in the Plan from and after the date the Plan Administrator has expressly terminated an employee’s participation in the Plan, unless and until he or she thereafter qualifies as an Eligible Employee in accordance with the provisions of Section 3.1.

(j)        “Disability” means the total inability of the Participant to perform his duties for the duration of the short-term disability period under the Plan Sponsor’s short-term disability policy then in effect as certified by a physician chosen by the Plan Administrator and reasonably acceptable to the Participant.

(k)       “Distributions” means the distributions by Morrison Restaurants, Inc. to its stockholders of all of the outstanding shares of common stock, respectively, of Morrison Fresh Cooking, Inc. and Morrison Health Care, Inc.

(l)        “Early Retirement Date” refers to the date that a Participant first qualifies for a retirement benefit under Section 5.2.

(m)      “Eligible Employee” means, after December 31, 1993, an individual employed on a full-time basis by the Company or one or more of its Affiliates who holds a Qualifying Position.

(n)       “ERISA” means the Employee Retirement Income Security Act of 1974 and all regulatory guidance thereunder, as the same may be amended and modified from time to time.

(o)       “Final Base Salary” refers to the dollar amount determined by obtaining the average of the Participant’s Annual Base Salary over the five (5) consecutive Plan Years which produce the highest average. If the Participant experiences a Separation from Service or ceases to accrue Continuous Service in accordance with Section 2(i) above during a Plan Year, his Annual Base Salary for such a final partial year of participation shall be annualized for purposes of calculating Final Base Salary.

(p)       “Normal Retirement Date” refers to the 60th anniversary of the Participant’s birth.

(q)       “Participant” refers to any Eligible Employee upon his entry into the Plan after satisfying the eligibility conditions in Section 3.1. Upon any Separation from Service or cessation of the accrual of Continuous Service in accordance with Section 2(i), in either case prior to the date a Participant has earned a vested Accrued Benefit under Section 5, the Participant’s status shall become that of a former Participant. Except as the context may otherwise require in Section 5.2, the term “Participant” shall encompass any Subsection (b) Participant and any Subsection (c) Participant.

(r)        “Plan” means the Ruby Tuesday, Inc. Executive Supplemental Pension Plan; provided, however, that in the event Ruby Tuesday, Inc. is replaced by a successor in interest, the title of the Plan shall thereafter be the name of the successor in interest followed by the phrase “Executive Supplemental Pension Plan”.

(s)       “Plan Administrator” shall mean the organization or person designated to administer the Plan by the Board or, in lieu of any such designation, the Company.

(t)        “Plan Sponsor” means the Company and each Affiliate that has adopted the Plan with the approval of the Company.

(u)        “Plan Year” refers to any calendar year within which the Plan shall be in effect.

(v)       “Primary Social Security Benefit” means the annual primary insurance amount available to the Participant at age 65 under the Social Security Act as in effect at the date of calculation (as defined below), unless the calculation of the annual primary insurance amount as of any date during the Participant’s participation in the Plan produces a greater Primary Social Security Benefit, in which case the latter amount shall apply. In either case, the Primary Social Security Benefit shall be determined without regard to whether such amount actually commences to be paid and without regard to any increase in the Social Security Taxable Wage Base or benefit levels that may take effect after the applicable date. As used above, the date of calculation will be the date a Participant experiences a Separation from Service or date of the cessation of the accrual of Continuous Service in accordance with Section 2(i), whichever is applicable.

To the extent applicable, the Primary Social Security Benefit will be calculated as though the Participant had a full Social Security Earnings Record and as though the Participant always earned at least the Social Security Taxable Wage Base; provided, however, in no event will earnings of any type be taken into account beyond the earlier of the date of the Participant’s retirement or attainment of age 65. The Primary Social Security Benefit will be calculated based on the Social Security law in effect on the first day of the calendar year of the applicable date, and assuming constant Social Security Taxable Wage Bases for the future years. If and to the extent the Social Security Act is amended to modify the primary insurance formula, the Plan Administrator may make such additional assumptions as necessary to facilitate the determination of the Primary Social Security Benefit, provided such further assumptions are reasonably consistent with the foregoing provisions of this Section 2(v).

(w)      “Qualifying Position” means one or more of the positions within the Company’s or any Affiliate organizational hierarchy identified in Appendix A hereto, as the same may be amended from time to time hereafter by the Chief Executive Officer of the Company.

(x)       “Retired Participant” means a Participant who has experienced a Separation from Service and who is then entitled to a retirement benefit under Section 5.

(y)       “Separation from Service” shall mean a separation from service with the Company and its Affiliates within the meaning of Treasury Regulations Section 1.409A-1(h) and any successor guidance thereto. No Separation from Service shall occur while a Participant is on any bona fide leave of absence not in excess of six (6) months’ duration or, if longer, so long as the Participant’s right to reemployment is provided either by statute or contract.

(z)       “Specified Employee” shall mean a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company (or an entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31 or as otherwise required by Code Section 409A.

(aa)     “Years of Service” means each calendar year during which a Participant has completed no less than 1,000 Hours of Service with the Company or any Affiliate. For purposes of this Section 2(aa), the term “Hours of Service” means those hours of service described in Department of Labor Regulations Section 2530.200b-2. In calculating Hours of Service, the Plan Administrator may use, in its discretion, any method permitted under Department of Labor Regulations Section 2530.200b-3.

SECTION 3

PARTICIPATION

3.1       Commencement of Participation. An Eligible Employee shall become a Participant only upon satisfying the following criteria:

(a)       has earned an average Annual Base Salary, plus bonus, of at least $120,000 (or such greater amount as may be determined by the Plan Administrator from time to time) during the last two (2) Plan Years immediately preceding the first day of the Plan Year in which an Eligible Employee becomes a Participant; and

(b)       has completed at least five (5) full years of Consecutive Service during which the Eligible Employee has held one or more Qualifying Positions.

An Eligible Employee who satisfies the foregoing criteria shall become a Participant as of the first day of the immediately succeeding Plan Year in which the Eligible Employee first satisfies the foregoing criteria.

3.2       Termination of Participation. A Participant who experiences a Separation from Service prior to qualifying as a Retired Participant shall cease to be a Participant as of the effective date of the Separation from Service and shall not be entitled to any benefits under the Plan. A Retired Participant shall remain a Participant until his or her benefits are fully paid, unless his or her retirement benefits are forfeited pursuant to Section 8.

3.3       Inactive Participant. A Participant who ceases to qualify as a Participant or experiences a break in Continuous Service but who, in either case, does not experience a Separation from Service shall become an inactive Participant. An inactive Participant who again satisfies the criteria for eligibility under Section 3.1 or resumes a period of employment that qualifies as Continuous Service shall become a Participant but his Accrued Benefit shall be determined without regard to any period of prior Plan participation, except as contemplated by Section 2(i)(II).

3.4       Ineligibility. Notwithstanding any other provision of the Plan, the Plan Administrator may exclude any Participant from participation in the Plan on a prospective basis, with or without the consent of the Participant, and no such exclusion shall require the provision of substitute consideration to the Participant so excluded. Notwithstanding the foregoing, any such action by the Plan Administrator shall not deprive a Participant from any Accrued Benefit earned prior to the date of the exclusion.

SECTION 4

AMOUNT OF NORMAL RETIREMENT BENEFIT

A Participant’s Accrued Benefit payable at Normal Retirement Date in the form of a single-life annuity shall equal (A) plus (B) minus (C) minus (D), as follows:

(A)	2.5% of the Participant’s Final Base Salary multiplied by the Participant’s years and fractional years of Continuous Service not in excess of twenty (20) years of Continuous Service; plus

(B)

1% of the Participant’s Final Base Salary multiplied by the Participant’s years and fractional years of Continuous Service in excess of twenty (20) years of Continuous Service, but not in excess of thirty (30) such years; less

(C)

The retirement benefit, if any, payable in the form of a single life annuity to the Participant under the Morrison Retirement Plan as determined at the Participant’s Normal Retirement Date (as defined under the Morrison Retirement Plan); and

(D)	The Participant’s Primary Social Security Benefit, calculated in accordance with Section 2(v).

For purposes of this Section 4, each completed month of Continuous Service shall equal one-twelfth (1/12th) of a year of Continuous Service.

SECTION 5

RETIREMENT BENEFITS

5.1       Normal Retirement. A Participant who remains in Continuous Service until his Normal Retirement Date shall be entitled to the payment of his full Accrued Benefit upon his Separation from Service at or any time after his Normal Retirement Date.

5.2       Early Retirement.

(a)       Actuarially Reduced Early Retirement Benefit. Before any Participant is eligible for normal retirement pursuant to Section 5.2(a), the Participant may receive reduced retirement benefits from the Plan if the Participant attains at least age 55 while in Continuous Service. The Accrued Benefit under this Plan, as determined in Section 4, but payable pursuant to this Section 5.2(a), will be reduced by multiplying the Accrued Benefit amount by the applicable early retirement factor indicated below:

Number of Years until Eligible

For Unreduced Normal Retirement Benefit	Early Retirement Factor

1.97
2.94
3.91
4.88
5.85

(b)       Unreduced Early Retirement Benefit. A Participant identified in Appendix B to the Plan, as Appendix B may be amended from time to time by action of the Board (a Participant so identified on Appendix B is referred to hereafter as a “Subsection (b) Participant”) may receive retirement benefits from the Plan prior to reaching his Normal Retirement Date pursuant to this Section 5.2(b) if, at the time of his Separation from Service, the Subsection (b) Participant is at least age 55 and the sum of the Subsection (b) Participant’s age and years of Continuous Service equals or exceeds ninety (90) (referred to herein as the “Rule of 90”). The Accrued Benefit, as determined in Section 4, but payable pursuant to this Section 5.2(b), will not be subject to actuarial reduction.

(c)       Special Early Retirement Benefit. A Participant identified in Appendix C to the Plan, as Appendix C may be amended from time to time by action of the Board (a Participant so identified on Appendix C is referred to hereafter as a “Subsection (c) Participant”) may receive retirement benefits from the Plan prior to satisfying the Rule of 90 if the Subsection (c) Participant (i) is involuntarily terminated (other than for Cause) by the Company and its Affiliates; or (ii) experiences a termination of employment from the Company and its Affiliates due to a Disability. The Accrued Benefit, as determined in Section 4, but payable pursuant to this Section 5.2(c), will be determined without the actuarial reduction provided for in Section 5.2(a).

(d)       Benefit Calculations. In determining any Accrued Benefit under this Section 5.2, the amount of any offset under Section 4(C) shall be calculated as the retirement benefit payable in the form of a single life annuity to the Participant under the Morrison Retirement Plan at the Participant’s Normal Retirement Date (as defined in the Morrison Retirement Plan). Any amounts that become payable pursuant to Section 5.2(c) to a Subsection (c) Participant who experiences a Separation from Service due to a Disability shall be reduced by the amount of disability payments actually paid to the

Subsection (c) Participant under a long-term disability plan maintained by the Company or any of its Affiliates. Such offsets shall occur only as and when disability payments are paid to the Subsection (c) Participant by the insurer of the disability benefits so provided; provided, however, that if the Subsection (c) Participant’s Accrued Benefit is paid in the form of a lump sum, there shall be no offset applied on account of the receipt of disability benefits.

5.3       Vested Terminated Participants. Before any Participant is eligible for normal or early retirement pursuant to the foregoing provisions of this Section 5, the Participant may receive reduced retirement benefits from the Plan if the Participant is vested in a portion of his Accrued Benefit as determined in accordance with this Section 5.3. If a Participant experiences a Separation from Service (other than due to death) and does not qualify for a normal or early retirement pursuant to Section 5.2(a) or (b) above, he shall be vested in his Accrued Benefit if he has completed ten (10) or more Years of Service. If a Participant experiences a Separation from Service other than by retirement or death and has not completed ten (10) or more Years of Service, he shall not be vested in his Accrued Benefit, his Accrued Benefit shall be cancelled and he shall not be entitled to any further benefits from the Plan.

5.4       Restoration of Retired Participants to Service. Anything contained in this Plan to the contrary notwithstanding, if a Participant who has received or is receiving a retirement benefit pursuant to the Plan again becomes an employee of the Company or any Affiliate, any retirement benefits payable under this Plan shall continue. On subsequent retirement, the retirement benefits payable to such Participant shall not be recalculated to take into account any adjustments to Final Base Salary or Continuous Service earned during the Participant’s period of reemployment.

5.5       Suspension of Certain Benefits. Notwithstanding any other provision of the Plan to the contrary, any payment of benefits due to, or on behalf of, a Participant who is a Specified Employee during the six-month period immediately following his or her Separation from Service shall be suspended and such suspended amounts shall be paid in a lump sum as soon as practicable following the expiration of such six-month period.

5.6       Certain Forfeiture. Notwithstanding the vesting provisions of this Section 5, a Participant may forfeit all or a portion of his retirement benefits in accordance with the provisions of Section 8.

SECTION 6

FORMS OF PAYMENT

6.1       Eligibility for Payment of Benefits. When a Participant retires on or after his Normal Retirement Date, retires by reason of the early retirement provisions of Section 5.2, or otherwise experiences a Separation from Service and is eligible for a benefit under Section 5.3, the Plan Administrator shall determine and certify to the Treasurer of the Plan Sponsor the vested Accrued Benefit of the Participant, if any, and shall further determine and certify the method by which payments shall be made. The Plan Sponsor shall thereafter make payments of the benefits in the manner and at the times so designated, subject, however, to all other terms and conditions of the Plan.

6.2       Commencement of Benefit Payments. Retirement payments shall be made or, where applicable, commence within, as applicable, thirty (30) days following the Participant’s Separation from Service in the event of payments due under either Section 5.1 or 5.2 or thirty (30) days following the Participant’s Normal Retirement Date in the event of payments due under Section 5.3.

6.3       Election of Form of Payment. A Participant may elect, at the time he first becomes a Participant (or a late date permitted by this Section 6.3), to receive payment of any retirement benefits earned in any one of the following forms:

(a)       effective for Participants experiencing a Separation from Service on or after July 10, 2007, a lump sum payment;

(b)       a life annuity providing for monthly payments for the life of the Participant;

(c)       a life annuity providing for monthly payments for the life of the Participant with a guaranteed term certain of ten (10) or twenty (20) years as specified by the Participant;

(d)       a 100/50 percent joint and survivor annuity, providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that, after his death, a pension equal to fifty percent (50%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant;

(e)       a 100/75 percent joint and survivor annuity providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that, after his death, a pension equal to seventy-five percent (75%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant; or

(f)        a 100/100 percent joint and survivor annuity providing for monthly payments, which is an actuarially reduced pension payable to and during the lifetime of the Participant with the provision that after his death a pension at the rate of one hundred percent (100%) of his reduced pension shall be payable to and during the lifetime of the joint annuitant selected by the Participant.

The value of each alternative form of payment shall be the Actuarial Equivalent of the Participant’s Accrued Benefit, determined as of the date on which he is entitled to commencement of payment.

In the event a Participant fails to elect a form of payment in a timely manner, the Participant’s form of payment shall be made in the default form of payment, which is the form of payment described in Section 6.3(b).

An Eligible Employee who is or becomes a Participant prior to December 31, 2007 (other than a Participant who is or will commence receiving retirement benefits during 2007) may elect a form of payment pursuant to Section 6.3 above (without regard to Section 6.4) on or before December 31, 2007 subject only to the conditions that the election shall not defer the payment of any retirement benefits that otherwise would have been paid in 2007 but for the election permitted pursuant to this paragraph and shall not accelerate into 2007 the payment of any retirement benefits that otherwise could not have been paid in 2007 but for the election permitted pursuant to this paragraph. A Participant affected by either of the foregoing conditions shall have his form of payment under Section 6.3 honored to the maximum extent possible, subject to the limitations set forth in the immediately preceding sentence.

6.4       Change of Election of Form of Payment. A Participant may elect to change the form of payment that is in effect pursuant to Section 6.3 if

(a)       such redeferral election does not take effect until twelve (12) months following the date on which the redeferral election is made,

(b)       the first payment with respect to which the redeferral is made is deferred for at least five (5) years from the date the payment would otherwise have been made, and

(c)       in the instance of a redeferral for a payment to be made at a fixed time or pursuant to a fixed schedule, the redeferral election does not occur less than twelve (12) months before the date of the first scheduled payment.

At the time of such redeferral election, a Participant may elect to receive the distribution in one of the forms permitted under Section 6.3, to the extent otherwise permitted by the requirements of this Section 6.4. No election pursuant to this Section 6.4 will be permitted that accelerates a payment or provides for a payment form that would cause the Participant’s Accrued Benefit to be included in the gross income of the Participant prior to the taxable year containing the date(s) selected under the redeferral election as a result of the requirements under the provisions of Code Section 409A and the regulatory guidance promulgated thereunder.

6.5       Death of Participant. If a Participant shall die during the term of his employment with the Company or any of its Affiliates, and prior to his Separation from Service, said employment shall be deemed to have terminated on the date of the Participant’s death and the Company and its Affiliates shall have no further obligation to the Participant, his estate, heirs or beneficiaries under this Plan, it being specifically the intention of the Board in creating this Plan that it supplement, by way of providing living retirement benefits, the existing insurance benefit program which will protect the interests of the families of executive employees who die while in the Continuous Service of the Company or any of its Affiliates.

If a Participant shall die after his Separation from Service, benefit payments shall be made or continue to the Participant’s designated beneficiaries, or his estate, at such times and in such manner, if any, as is provided for under the form of payment determined under the provisions of Section 6.1. Each Participant shall notify the Plan Administrator in writing of the name and address of his primary alternative beneficiaries, which may be changed from time-to-time by the Participant by written notice delivered to the Plan Administrator.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1       Operation of the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Company shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice of resignation to the Company. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Company shall appoint a successor.

7.2       Duties of the Plan Administrator.

(a)       The Plan Administrator shall perform any act which the Plan authorizes or requires of the Plan Administrator by action taken in compliance with the Plan and may designate in writing other persons to carry out its duties under the Plan. The Plan Administrator may employ persons to render advice with regard to any of the Plan Administrator’s duties.

(b)       The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a participating Eligible Employee or beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all employees and beneficiaries, subject to the provisions of the Plan and subject to applicable law.

(c)       The Plan Administrator shall furnish Eligible Employees and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Internal Revenue Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

(d)       The statement of specific duties for a Plan Administrator in this Section are not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

(e)       The Company shall indemnify and hold harmless each person constituting the Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs) arising in connection with the performance by the person of his or her duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person acting.

7.3       Action by the Company. Any action to be taken by the Company shall be taken by resolution or written direction duly adopted by the Board or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the Board or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of the Company the authority to take any such actions as may be specified in such resolution or written direction, other than the power to amend or terminate the Plan or to determine the basis of any payment obligations of the Company.

7.4       Rulemaking Authority. Except as otherwise specifically provided in the Plan, the Plan Administrator shall be the administrator of the Plan. The Plan Administrator shall have full authority to adopt procedural rules and to employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan.

SECTION 8

FORFEITURES

8.1       Forfeiture of Accrued Benefit. If a Participant’s Continuous Service is terminated because of his proven or admitted fraud or dishonesty of a material nature, his willful damage to property, reputation or goodwill of the Company, or any of its Affiliates, his conviction of a felony, his willful and material insubordination or violation of Company or Affiliate rules, and/or his gross neglect of duties assigned by the Company or any Affiliates; and if such act or action adversely affects the Company or any Affiliates in a substantial respect, then notwithstanding any other provision of this Plan, the Plan Administrator may determine that any benefits to which such Participant might otherwise have been entitled under the Plan shall be forfeited. The decision of the Plan Administrator with respect to sufficiency of the proof or admission of such act or action, the substantially adverse affect thereof, and the forfeiture resulting therefrom, as long as made with consistency and sound judgment, shall be final and binding.

8.2       Forfeiture of Early Retirement Benefit. Upon a Participant’s early retirement under Section 5.2, the Participant shall not, without the prior written consent of the Plan Administrator, for the two-year period commencing with his retirement (the “Non-Competition Period”), engage in activities of the same character and scope to those in which he was engaged

(a)       on behalf of a division of the Company (and/or an Affiliate), or

(b)       on behalf of the Company (and/or an Affiliate) in a corporate or staff specialized function, immediately prior to his retirement for a competitor at a location within the United States.

If a Participant fails to cure any alleged breach of this Section 8.2 within thirty (30) days following receipt of written notice from the Plan Administrator, the Plan Administrator may apply a forfeiture penalty against the Participant with respect to each future periodic payment due him under the Plan equal to the difference between the periodic payment otherwise payable to him pursuant to Section 5.2(a) or (b), as the case may be, and the amount the Participant would have received as a periodic payment had the Participant’s Accrued Benefit been reduced by the applicable discount factor set forth below:

Age at Retirement	Discount Factor

59.97
58.94
57.91
56.88
55.85

Any such forfeiture may be applied against each future periodic payment due to the Participant under the Plan until the first to occur of (i) the expiration of Non-Competition Period, or (ii) the date the Plan Administrator determines that the Participant is no longer in breach of the provisions of this Section 8.2.

For purposes of this Section 8.2, as to a Participant, the term “competitor” means any multi-unit, multi-state foodservice business that is of a character and concept similar to a Ruby Tuesday restaurant, including, but not limited to, a casual dining restaurant business with an American themed, generic, broad-based menu similar in concept to Ruby Tuesday, serving soups, sandwiches, chicken, ethnic cuisine, health or fitness oriented dishes and a full bar or for any other multi-unit foodservice business that is of a character and concept involving casual dining with an ethnic or other themed menu similar to any restaurant then being operated or otherwise maintained by the Company or any Affiliate.

SECTION 9

AMENDMENT AND TERMINATION OF THE PLAN

9.1       Right to Amend. The Board may amend the Plan at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend or modify in whole or in part, any or all of the provisions of the Plan pursuant to its normal procedures; provided that no such modification or amendment shall adversely affect the Accrued Benefits of Participants which had accrued and become nonforfeitable under Section 5 prior to the date such amendment or modification is adopted or becomes effective, whichever is later. The Board reserves the right to amend the Plan in any respect solely to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein.

9.2       Right to Terminate. The Board may terminate the Plan for any reason at any time provided that such termination shall not adversely affect the Accrued Benefits of Participants which had accrued and become nonforfeitable under Section 5 prior to the date termination is adopted or made effective, whichever is later.

9.3       Effect of Plan Termination on SERP Benefits.

(a)       In the event the Plan is terminated, each Participant who has a vested Accrued Benefit shall have a right to a retirement benefits described in Section 5, which such Participant had accrued through the date of the termination of the Plan. Except as provided in Subsection (b) below, retirement benefits will be paid in accordance with Section 6.

(b)       Notwithstanding the provisions of Section 9.3(a), the Company may cause each Plan Sponsor to pay a lump sum Actuarial Equivalent value of any retirement benefits due to Participants upon a termination but only if the Company determines that such payment of retirement benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment shall be made at the earliest date permitted under such guidance.

  ARTICLE 10

CLAIMS REVIEW PROCEDURE

10.1     Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

10.2     Contents of Notice of Denial. If a Participant is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a)       the specific reasons for the denial;

(b)       specific references to the pertinent provisions of the Plan on which the denial is based;

(c)       a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)       an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review;

(e)       in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(f)        in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

10.3     Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(a)       request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Disability);

(b)       request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)       submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

(d)       a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.4     Application for Review.

(a)       If a claimant wishes a review of the decision denying his claim to benefits under the Plan, other than a claim described in Subsection (b) of this Section 10.4, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(b)       If the claimant wishes a review of the decision denying his claim to benefits under the Plan due to a Participant’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall

(i)        consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(ii)       identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

10.5     Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

10.6     Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

10.7     Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

10.8     Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:

(a)       the specific reasons for the decision;

(b)       specific references to the pertinent provisions of the Plan on which the decision is based;

(c)       a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)       an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(e)       in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(f)        in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g)       in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

  ARTICLE 11

ADOPTION BY AFFILIATES

Any Affiliate may, in the future, adopt this Plan provided that proper action is taken by the board of directors of such Affiliate and the participation of such Affiliate is approved by the Board. The administrative powers and control of the Company, as provided in this Plan, shall not be deemed diminished under this Plan by reason of the participation of any Affiliate and the administrative powers and control granted hereunder to the Plan Administrator shall be binding upon any Affiliate adopting this Plan. Each Affiliate adopting this Plan shall have the obligation to pay the benefits to its employees hereunder and no other Affiliate shall have such obligation and any failure by a particular Affiliate to live up to its obligations under this Plan shall have no effect on any other Affiliate. Any Affiliate may discontinue this Plan at any time by proper action of its board of directors subject to the provisions of Section 9.

SECTION 12

MISCELLANEOUS

12.1     No Right to Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company or an Affiliate to discharge any employee and to treat such employee without regard to the effect which such treatment might have upon such employee as a Participant of the Plan.

12.2     Payments on Behalf of the Impaired. If the Plan Administrator shall find that a Participant is unable to care for his affairs because of illness, accident or is a minor, the Plan Administrator may direct that any benefit payment due such Participant, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the spouse, a child, parent or other blood relative, or to a person with whom the Participant or other person resides. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to such Participant.

12.3     Claim for Benefits. Each Participant, before any benefit shall be payable to or on behalf of such Participant, shall file with a member of the Plan Administrator at least thirty (30) days prior to the time of retirement, such information, if any, as shall be required to establish such person’s rights and benefits under the Plan.

12.4     Non-Alienation. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, attachment, encumbrance or charge, and any attempt so to do shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contract liabilities, engagements or torts of the person entitled to such benefit. No Participant or beneficiary of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which he may have at any time to receive payment of benefits, which benefits and the right thereto are expressly declared to be non-assignable and non-transferable. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or his beneficiaries shall, in the sole discretion of the Plan Administrator after consideration of such facts as it deems pertinent, be grounds for terminating any rights of the Participant and his beneficiaries to any portion of the benefits not previously paid by a Plan Sponsor.

12.5     Participant Status as General Creditor. All benefits payable under the Plan to a Participant shall be payable from the general assets of the Plan Sponsor who last employed the Participant. The Plan shall not be funded by the Company or any Affiliate. However, solely for its own convenience and the convenience of other Plan Sponsors, the Company reserves the right to provide for payment of benefits hereunder through a trust which may be irrevocable but the assets of which shall be subject to the claims of each Plan Sponsor’s general creditors in the event of the Plan Sponsor’s bankruptcy or insolvency, as defined in any such trust. In no event shall any Plan Sponsor be required to segregate any amount credited to any account, which shall be established merely as an accounting convenience.

12.6     Withholding Obligations. When payments commence under the Plan, the Plan Sponsor shall have the right to deduct from each payment made under the Plan any required withholding taxes. The Plan Sponsor may deduct from a Participant’s compensation any required withholding taxes attributable to the Participant’s participation in the Plan prior to the date payments commence.

12.7     Accelerated Payment of SERP Retirement Benefits. Notwithstanding any other provision of the Plan to the contrary, the Company shall cause each Plan Sponsor to make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder.

12.8     Unfunded Plan. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Plan Sponsor as set forth herein for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatever owned by the Plan Sponsor or in which it may have any right, title or interest now or at any time in the future.

12.9     Additional Benefits. It is agreed and understood that any benefits accrued under this Plan are in addition to any and all employee benefits to which a Participant may otherwise be entitled under any other contract, arrangement or voluntary pension, profit sharing or other compensation plan of the Company or any Affiliate, and that this Plan shall not affect or impair the rights or obligations of the Company or any Affiliate or a Participant under any other such contract, arrangement or voluntary plan.

12.10   Enforceability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

12.11   Notices. All notices or other communications permitted to be given or called for pursuant to the Plan shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram:

(1)	If to the Company, in care of its Chief Financial Officer, 150 West Church Avenue, Maryville, Tennessee 37801.

(2)

If to a Participant, in care of him at such address as he shall have provided in writing to the Plan Administrator, or in the absence thereof, to such other address as shall appear on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of July 11, 2007.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman, Chief Executive Officer and President

ATTEST:

 /s/ Scarlett May

Secretary

[CORPORATE SEAL]

APPENDIX A

Eligible Positions from March 9, 1996 through June 29, 1998

President/CEO
President, Ruby Tuesday
Sr. Vice President, Chief Financial Officer
Sr. Vice President, Human Resources
Sr. Vice President, Legal
Sr. Vice President, Marketing/Strategy
Sr. Vice President, Regional Operations
Vice President & Controller
Vice President, Asst. General Counsel/Asst. Secretary
Vice President, Project Development
Vice President, Regional Operations

Eligible Positions Effective June 30, 1998*

All Vice Presidents and Above

* Any person who occupies a position that has been first recognized as a Qualifying Position as of June 30, 1998 shall first become a Participant in the Plan as of the later of January 1, 1999 or the date that all of the remaining eligibility criteria set forth in Section 3.1 of the Plan are satisfied.

Eligible Positions Effective April 1, 1999

All Vice Presidents and Above

Human Resource Director (but not any Director of Human Resources position)

Eligible Positions Effective April 10, 2002

All Vice Presidents and Above

Human Resource Director (but not any Director of Human Resources position)

Director of Regional Development (but not any Regional Development Director)

Eligible Positions Effective October 17, 2005

All Vice Presidents and Above (but not any Regional Vice President of Franchise Development position)

Human Resource Director (but not any Director of Human Resources position)

Director of Regional Development (but not any Regional Development Director position)

APPENDIX B

The following person(s) have been designated as “Subsection (b) Participant(s)”:

(as of July 1, 2007)

Beall, III, Samuel E.
Bettis, Dan
Brisco, John
Cronk, Daniel T.
Duffy, Marguerite N.
Grant, Kimberly S.
Ibrahim, Nicolas
Ingram, Mark
Johnson, A. Richard
Juergens, Kurt H.
LeBoeuf, Robert F.
May, Scarlett
McClenagan, Robert
Wallace, Lee
Young, Mark D.

APPENDIX C

The following person(s) have been designated as “Subsection (c) Participant(s)”:

Samuel E. Beall, III

APPENDIX D

The provisions of this Appendix D reflect historical provisions of the Plan that are retained in this Appendix D to assist with the administration of the Plan to the extent such historical provisions have a continuing impact on current Plan administration:

Section 1

Supplements to Continuous Service Rules

Notwithstanding any other provision of the Plan to the contrary, Continuous Service shall not include any period of employment by a Participant or Eligible Employee with Morrison Fresh Cooking, Inc. or Morrison Health Care, Inc. (or their successors in interest) from and after the effective date of the Distributions.

Notwithstanding any other provision of the Plan to the contrary, Continuous Service shall not include any period of employment by a Former Morrison Employee completed on or prior to the effective date of the Distributions. For purposes of this Appendix D, the term “Former Morrison Employee” means an employee of Morrison Restaurants, Inc. at any time prior to the effective date of the Distributions who did not continue in the employ of Ruby Tuesday, Inc. immediately after the Distributions, but who subsequently has been rehired by Ruby Tuesday, Inc.

Section 2

Supplements to Eligibility Provisions

Prior to January 1, 1994, an individual qualified as a Participant if he was employed on a full-time basis by the Company or one or more of its Affiliates who has earned at least 850 HAY points, has been credited with at least three (3) “Years of Service,” as defined under the Morrison Retirement Plan and was selected for participation by the Plan Administrator.

Section 3

Limited Early Retirement Provision

A Participant holding the position of Senior Vice President or above, other than the position of Chief Executive Officer (each, an “Executive Officer Position”), as of April 1, 2001 who is designated in writing by the Chief Executive Officer of the Company as eligible for the early retirement opportunity provided by this Section 3 was eligible to commence receiving benefits pursuant to this Section 3 if the Participant resigned from each and every Executive Officer Position held by the Participant effective on or before August 1, 2001 (such a Participant is referred to herein as a “Subsection (d) Participant”). Notwithstanding any other provision of the Plan to the contrary, a Subsection (d) Participant was eligible to commence receiving benefits from the Plan pursuant to this Section 3 effective as of the first day of the month following the effective date of his or her resignation from the last Executive Officer Position held by the Subsection (d) Participant. Any electing Participant’s Accrued Benefit was determined in accordance with Section 4, with the following exceptions: (1) only Annual Base Salary paid through the effective date of the Subsection (d) Participant’s resignation from the last Executive

Officer Position held by the Subsection (d) Participant prior to August 1, 2001 was taken into account; regardless of whether the Subsection (d) Participant continued in the employ of the Company or any of its Affiliates following such resignation or is subsequently rehired by the Company or any of its Affiliates; and (2) the Subsection (d) Participant’s Continuous Service shall be deemed to be thirty (30) years. The benefits payable pursuant to this Section 3 will not be subject to actuarial reduction and is payable in accordance with all of the remaining provisions of the Plan to the extent not inconsistent with the express provisions of this Section 3.

Section 4

Limited Nominal Benefit Provision

A Participant who experienced a Separation from Service prior to January 5, 2005 who was not otherwise entitled to a benefit under the Plan pursuant to the other provisions of Section 5 of the Plan was entitled to receive a retirement benefit pursuant to this Section 4 if he satisfied the following criteria as of the date of his Separation from Service:

(a)       the Participant was then at least age fifty (50);

(b)       the Participant was then credited with at least six (6) complete years of Continuous Service;

(c)       for at least five (5) of those years of Continuous Service, the Participant held a position of Senior Vice President or higher;

(d)       the Participant was not terminated for “Cause”, as defined in Section 2(f) below; and

(e)       the Participant did not qualify for any retirement income benefits under any other plan maintained by the Company and its Affiliates.

The monthly benefit payable pursuant to this Section 4 is payable each calendar month for the life of the Participant on or before the 15th day of the calendar month, commencing with the third calendar month following the calendar month which contains the effective date of the Participant’s Separation from Service. The Accrued Benefit provided under this Section 4 shall be an amount, expressed as a monthly, single-life annuity, determined by the Compensation and Stock Option Committee of the Board in its sole discretion; provided, however, that no Accrued Benefit determined under this Section 4 shall exceed a monthly benefit of $1,000. Notwithstanding the foregoing, the early retirement benefits payable under Section 4 shall only be payable in the form of a monthly, single-life annuity.

In determining any Participant’s eligibility for a nominal retirement benefit under this Section 4, the Compensation and Stock Option Committee of the Board had the discretion to waive any one or more of the criteria set forth in Subsections (a) though (e) above.